EXHIBIT 5.1

JEFFREY G. KLEIN, P.A.

301 Yamato Road Suite 1240

Boca Raton, Florida 33431

Telephone:  (561)953-1126

    Telefax:   (561)994-6693

    Email: jklein@jkleinlegal.com

March 28 , 2011

Bio-Solutions Corp.

14517 Joseph Marc Vermette

Mirabel, (Quebec),  Canada  J7J 1X2

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Bio-Solutions Corp., a Nevada  corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 20,000,000  shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Company’s  2011 Stock Incentive and Equity Compensation Plan  (the  “Plan").

In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinion expressed below is limited to the laws of the state of Nevada and we express no opinion as to the effect of the laws of any other jurisdiction.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares that may be issued under the Plan will be when issued in accordance with the terms of the Plan, validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that each award under the Plan will be approved by the Company’s Board of Directors or an authorized committee of the Board of Directors.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinion contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jeffrey G. Klein for Jeffrey G. Klein, P.A.